Exhibit 99.1
Inari Medical Reports Third Quarter 2023 Financial Results

IRVINE, CALIFORNIA – November 1, 2023 (GLOBE NEWSWIRE) – Inari Medical, Inc. (NASDAQ: NARI) (“Inari”), a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases, today reported financial results for its third quarter ended September 30, 2023.

Third Quarter Financial and Recent Business Highlights

•Generated revenue of $126.4 million in Q3 of 2023, up 31.4% over the same quarter last year.
•Delivered net income of $3.2 million in Q3 of 2023, compared to a $10.2 million net loss in the same quarter of last year.
•Ended the quarter with cash and investments of $351.3 million.
•Announced an expansion of our patient-focused mission with agreement to acquire LimFlow.

“Our robust third quarter performance was driven by strong underlying procedural growth and crisp execution across all our growth drivers,” said Drew Hykes, CEO of Inari Medical. “We saw meaningful contributions from our core VTE business, new product launches, and international geographies. Our disciplined investment approach delivered positive operating income for the first time since the fourth quarter of 2021. Our core business is thriving, and we are confident in our ability to continue to grow sustainably for years to come. Most importantly, we remain fully committed to continuing to advance our mission of addressing major unmet needs for patients. Our acquisition of LimFlow is aligned with this objective.”

Third Quarter 2023 Financial Results
Revenue was $126.4 million for the third quarter of 2023, up 31.4% compared to $96.2 million for the third quarter of 2022. The increase over the prior year quarter was driven primarily by increased adoption of our procedures, new products, and global commercial expansion.

Gross profit was $111.9 million for the third quarter of 2023, compared to $85.1 million for the same period of 2022. Gross margin remained flat at 88.5% for the third quarter of 2023 and the same period in the prior year.

Operating expenses for the third quarter of 2023 were $109.8 million, compared to $94.9 million for the third quarter of 2022. The increase was mainly driven by personnel-related expenses, including stock-based compensation, as we increased headcount to fund the expansion of the commercial, research and development, clinical, and support organizations.

Operating income was $2.1 million in the third quarter of 2023, compared with a $9.8 million operating loss for the same period of the prior year.

Net income was $3.2 million for the third quarter of 2023 and net income per share was $0.06 on a weighted-average basic share count of 57.4 million and $0.05 on a weighted-average diluted share count of 58.6 million, compared to a net loss of $10.2 million and a net loss per share of $0.19 on a weighted-average basic and diluted share count of 53.5 million, in the same period of the prior year.

Full-Year 2023 Revenue Guidance
For the full year 2023, we are raising our revenue guidance to a range of $490 million to $493 million, an increase of $4.5 million at the midpoint from our prior guidance range of $482 million to $492 million.

Acquisition of LimFlow
In a separate press release issued today, Inari announced that it has entered into a definitive agreement to acquire LimFlow, S.A., a privately held pioneer in limb salvage for patients with chronic limb-threatening ischemia (CLTI). Inari’s press release announcing the transaction can be found on the Company’s investor relations website at ir.inarimedical.com.

Webcast and Conference Call Information
Inari Medical will host a conference call to discuss the third quarter 2023 financial results and acquisition of LimFlow after market close on Wednesday, November 1, 2023 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live by dialing (844) 825-9789 for domestic callers or (412) 317-5180 for international callers. The live webinar and presentation may be accessed by visiting the Events Section of the Inari investor relations website at ir.inarimedical.com.

About Inari Medical, Inc.
Patients first. No small plans. Take care of each other. These are the guiding principles that form the ethos of Inari Medical. We are committed to improving lives in extraordinary ways by creating innovative solutions for both unmet and underrecognized health needs. In addition to our purpose-built products, we leverage our capabilities in education, clinical research, and program development to improve patient outcomes. We are passionate about our mission to establish our treatments as the standard of care for venous thromboembolism and beyond. We are just getting started.

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include estimated full year 2023 revenue, expectations regarding our proposed acquisition of LimFlow, and utility of clinical data results, and are based on Inari’s current expectations, forecasts, and assumptions, are subject to inherent uncertainties, risks and assumptions that are difficult to predict, and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the period ended December 31, 2022, and in its other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:
John Hsu, CFA
VP, Investor Relations
949-658-3889
IR@inarimedical.com

INARI MEDICAL, INC.
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$126,366	$96,204	$361,538	$275,700
Cost of goods sold	14,477	11,064	42,062	31,378
Gross profit	111,889	85,140	319,476	244,322
Operating expenses
Research and development	21,492	19,105	64,641	53,809
Selling, general and administrative	88,284	75,833	259,570	212,721
Total operating expenses	109,776	94,938	324,211	266,530
Income (loss) from operations	2,113	(9,798)	(4,735)	(22,208)
Other income (expense)
Interest income	4,202	618	12,899	882
Interest expense	(43)	(74)	(127)	(220)
Other (expense) income	(682)	(59)	(617)	169
Total other income	3,477	485	12,155	831
Income (loss) before income taxes	5,590	(9,313)	7,420	(21,377)
Provision for income taxes	2,428	840	4,391	2,092
Net income (loss)	$3,162	$(10,153)	$3,029	$(23,469)
Other comprehensive income (loss)
Foreign currency translation adjustments	(68)	(406)	(138)	(814)
Unrealized gain (loss) on available-for-sale debt securities	91	644	(1,869)	271
Total other comprehensive income (loss)	23	238	(2,007)	(543)
Comprehensive income (loss)	$3,185	$(9,915)	$1,022	$(24,012)
Net income (loss) per share
Basic	$0.06	$(0.19)	$0.05	$(0.45)
Diluted	$0.05	$(0.19)	$0.05	$(0.45)
Weighted average common shares used to compute net income (loss) per share
Basic	57,384,884	53,491,625	56,478,317	52,552,662
Diluted	58,588,452	53,491,625	58,495,921	52,552,662

INARI MEDICAL, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	September 30, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$89,182	$60,222
Short-term investments in debt securities	262,113	266,179
Accounts receivable, net	69,595	58,611
Inventories, net	40,227	32,581
Prepaid expenses and other current assets	7,944	5,312
Total current assets	469,061	422,905
Property and equipment, net	21,243	21,655
Operating lease right-of-use assets	49,065	50,703
Deposits and other assets	9,466	8,889
Total assets	$548,835	$504,152
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$10,091	$7,659
Payroll-related accruals	41,305	38,955
Accrued expenses and other current liabilities	13,040	8,249
Operating lease liabilities, current portion	1,630	1,311
Total current liabilities	66,066	56,174
Operating lease liabilities, noncurrent portion	30,627	30,976
Total liabilities	96,693	87,150
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized as of September 30, 2023, and December 31, 2022; 57,506,462 and 54,021,656 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	58	54
Additional paid in capital	497,063	462,949
Accumulated other comprehensive (loss) income	(1,158)	849
Accumulated deficit	(43,821)	(46,850)
Total stockholders' equity	452,142	417,002
Total liabilities and stockholders' equity	$548,835	$504,152